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                                                                   Exhibit 23(b)



INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-41098 of CheckFree Holdings Corporation on Form S-4 of our reports dated August 9, 1999 (except for Note 22 as to which the date is May 5, 2000), relating to the consolidated financial statements and financial statement schedule of CheckFree Holdings Corporation, appearing in the Annual Report on Form 10-K/A No. 1 of CheckFree Holdings Corporation for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP

Atlanta, Georgia
July 31, 2000